EXHIBIT 99.1

Investor Relations Contact
Sean O’Brien, SVP
Strategic Planning & Investor Relations
(404) 262-8462

PREMIERE GLOBAL SERVICES INCREASES LINE OF CREDIT TO $300 MILLION

ATLANTA, APRIL 25, 2006 -- Premiere Global Services, Inc. (NYSE: PGI), a global outsource provider of business process solutions, today announced it has closed an amendment to its credit facility that provides for, among other things, the expansion of its revolving line of credit limit to $300 million from $180 million, and the extension of its term to April 2011 from February 2009. The new facility, with a syndicate led by Bank of America, N.A., LaSalle Bank National Association and Wachovia Bank, N.A., will be available for working capital and expansion opportunities.

“We are pleased to again have increased and extended the time horizon of our bank facility,” said Boland T. Jones, Founder, Chairman, and CEO of Premiere Global Services, Inc. “The improved economics demonstrate continued confidence in our business model, which is built on embedding innovative communication technologies into our global enterprise clients’ workflow that enable them to better manage their internal communications and customer relations from cradle to grave.”

About Premiere Global Services, Inc.

Premiere Global Services, Inc. is a global outsource provider of business process solutions that enable enterprise customers to automate and simplify their critical business processes and to communicate more effectively with their constituents.

We innovate communication technologies and deliver solutions in four core business practices: Conferencing Solutions, Document Solutions, Marketing Automation Solutions and Alerts & Notifications Solutions. We deliver these solutions via our global, on-demand platforms to an established customer base of approximately 60,000 corporate accounts, including a majority of the Fortune 500. Customers apply our solutions in order to increase efficiency, to improve productivity and to raise customer satisfaction levels.

With global presence in 19 countries, Premiere Global Services’ corporate headquarters is located at 3399 Peachtree Road NE, Suite 700, Atlanta, GA 30326. Additional information can be found at www.premiereglobal.com.

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Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Premiere Global Services’ forward-looking statements, including, but not limited to, the following factors: competitive pressures, including pricing pressures; technological change; the development of alternatives to our services; market acceptance of our new services and enhancements; integration of acquired companies; service interruptions; increased financial leverage; our dependence on our subsidiaries for cash flow; continued weakness in our legacy broadcast fax business; foreign currency exchange rates; possible adverse results of pending or future litigation or infringement claims; federal or state legislative or regulatory changes; general domestic and international economic, business or political conditions; and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.